Consent of Independent Auditors

The Board of Trustees
MGI Properties:


We consent to incorporation by reference in the registration statements (Nos. 33-21584, 2-97270, 33-65844, 33-53433 and 33-63901) on Form S-8 of MGI
Properties and subsidiaries of our report dated February 16, 2000, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1999 and 1998, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended November 30, 1999, and related schedule, which report appears in the November 30, 1999 annual report on Form 10-K of MGI Properties and subsidiaries.

                                                                        KPMG LLP

Boston, Massachusetts
February 16, 2000